                                             Exhibit 99.1

                                             Investor Contact: Larry P. Kromidas
                                                                                                                                                    lpkromidas@olin.com
                           lpkromidas@olin.com
                                             (618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES 2009 EARNINGS
WINCHESTER COMPLETES RECORD YEAR

CLAYTON, MO., January 25, 2010–Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2009 net income was $21.8 million, or $0.28 per diluted share, which compares to $47.2 million, or $0.61 per diluted share in the fourth quarter of 2008.  Sales in the fourth quarter of 2009 were $350.9 million, compared to $434.2 million in the fourth quarter of 2008.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Winchester achieved the highest level of fourth quarter segment earnings in its history, reflecting the continuation of the stronger than normal demand that began in the fourth quarter of 2008.  Segment earnings more than doubled in the fourth quarter of 2009 compared to the fourth quarter of 2008 driven by better military sales, which increased 22% year-over-year, and improved costs.  Winchester’s record full year 2009 segment earnings of $68.6 million were more than double the prior full year segment earnings record.

“Chlor Alkali fourth quarter 2009 segment earnings of $5.2 million reflected seasonally weak demand.  ECU netbacks improved approximately $50, or 13%, in the fourth quarter of 2009 compared to the third quarter of 2009, while chlorine and caustic soda volumes declined 8% in the fourth quarter of 2009 compared to the third quarter of 2009.  The fourth quarter 2009 Chlor Alkali operating rate was 70%.

“Our fourth quarter 2009 earnings include $37.0 million of pretax recoveries of environmental costs incurred and expensed in prior periods and a $1.2 million pretax gain associated with the sale of a former manufacturing facility.

“Net income in 2009 was $135.7 million, or $1.73 per diluted share, compared to $157.7 million, or $2.07 per diluted share in 2008.  Earnings in 2009 included pretax recoveries of environmental costs incurred and expensed in prior periods of $82.1 million, a $4.6 million pretax reduction in selling and administration expense associated with the favorable resolution of a capital tax matter in Canada, and $4.9 million of pretax gains associated with sales of real estate.  Sales in 2009 were $1.53 billion compared to $1.76 billion in 2008.

“First quarter 2010 earnings are forecast to be in the $0.10 per diluted share range.  First quarter 2010 Chlor Alkali segment earnings are expected to improve slightly compared to the fourth quarter of 2009 reflecting some anticipated improvement in demand.  Earnings in the Winchester segment are expected to improve from fourth quarter levels due to seasonally stronger demand and are expected to be similar to first quarter 2009 levels.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the fourth quarter of 2009 were $224.9 million compared to $312.8 million in the fourth quarter of 2008.  Fourth quarter 2009 chlorine and caustic soda volumes were similar to fourth quarter 2008 levels.  Volumes for potassium hydroxide and bleach increased by 57% and 23%, respectively, during the fourth quarter of 2009 compared to the fourth quarter of 2008, while volumes for hydrochloric acid declined 27% compared to fourth quarter 2008 levels.  ECU netbacks in the fourth quarter of 2009 declined by 43% compared to the fourth quarter of 2008.  Freight costs included in the ECU netbacks increased 6% in the fourth quarter of 2009 compared to the fourth quarter of 2008.  Fourth quarter 2009 Chlor Alkali segment income was $5.2 million compared to $86.5 million in the fourth quarter of 2008 due to lower prices.

WINCHESTER

Winchester fourth quarter 2009 sales were $126.0 million compared to $121.4 million in the fourth quarter of 2008. The increase primarily reflects higher sales volumes.  Commercial and military sales increased during the quarter which more than offset declines in law enforcement and industrial sales.  Winchester’s fourth quarter 2009 segment income was $9.5 million compared to $3.3 million in the fourth quarter of 2008.  The increase in segment income reflects the higher sales and lower material costs.

CORPORATE AND OTHER COSTS

Pension income included in the fourth quarter 2009 Corporate and Other segment was $5.5 million, compared to income of $1.5 million in the fourth quarter of 2008.  Fourth quarter 2008 pension income included a $3.3 million curtailment charge associated with the transition of a portion of the Winchester hourly workforce from a defined benefit pension plan to a defined contribution pension plan.

Fourth quarter credits to income for environmental investigatory and remedial activities were $31.2 million in 2009, which includes the $37.0 million of pretax recoveries of costs incurred and expensed in prior periods.  Without these recoveries, charges to income for environmental investigatory and remedial activities were $5.8 million in the fourth quarter of 2009 compared to $6.5 million in the fourth quarter of 2008.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the fourth quarter of 2009 increased from the fourth quarter of 2008 due to a $1.0 million reduction in asset retirement obligations that was recorded in the fourth quarter of 2008.  Stock based compensation costs increased in the fourth quarter of 2009 compared to the fourth quarter of 2008 due to higher mark-to-market adjustments.  Legal and legal related settlement costs declined in the fourth quarter of 2009 compared to the fourth quarter of 2008.

CASH FLOW

Cash and cash equivalents increased from $376.6 million at September 30, 2009 to $458.5 million at December 31, 2009.  The increase in cash reflects the majority of the proceeds from the third and fourth quarter recoveries of environmental costs incurred and expensed in prior periods and an $8.7 million decrease in working capital.  Capital spending during the quarter was $15.6 million compared to depreciation of $21.2 million.

DIVIDEND

On January 22, 2010, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on March 10, 2010 to shareholders of record at the close of business on February 10, 2010.  This is the 333rd consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, January 26.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Vice President and Chief Financial Officer; John L. McIntosh, Vice President and President Chlor Alkali Products Division; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies, including proposed legislation that would phase out the use of mercury in the manufacture of chlorine, caustic soda, and related products;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	continuing weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and our accounts receivable facility; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2010 - 04

Olin Corporation
Consolidated Statements of Income(a)

	Three Months		Years Ended
	Ended December 31,		December 31,
(In millions, except per share amounts)	2009	2008	2009	2008
Sales	$350.9	$434.2	$1,531.5	$1,764.5
Operating Expenses:
Cost of Goods Sold	288.1	336.0	1,222.7	1,377.2
Selling and Administration	28.8	32.8	135.3	137.3
Other Operating Income(b)	2.2	0.5	9.1	1.2
Operating Income	36.2	65.9	182.6	251.2
Earnings of Non-consolidated Affiliates	4.8	8.3	37.7	39.4
Interest Expense(c)	6.4	1.8	11.6	13.3
Interest Income	0.2	1.0	1.1	6.2
Other Income (Expense)(d)	―	0.1	0.1	(26.0)
Income before Taxes	34.8	73.5	209.9	257.5
Income Tax Provision	13.0	26.3	74.2	99.8
Net Income	$21.8	$47.2	$135.7	$157.7
Net Income Per Common Share:
Basic	$0.28	$0.61	$1.74	$2.08
Diluted	$0.28	$0.61	$1.73	$2.07
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	78.6	77.1	78.1	75.8
Average Common Shares Outstanding - Diluted	78.9	77.4	78.3	76.1

(a)	Unaudited.
(b)
Other operating income for the three months ended December 31, 2009 included a $1.2 million gain on the disposition of a former manufacturing facility.  Other operating income for the year ended December 31, 2009 included a $3.7 million gain on the sale of land, a $1.2 million gain on the disposition of a former manufacturing facility and $1.6 million of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.

(c)
Interest expense was reduced by capitalized interest of $0.6 million and $2.7 million for the three months ended December 31, 2009 and 2008, respectively, and $9.7 million and $5.0 million for the years ended December 31, 2009 and 2008, respectively.

(d)
Other income (expense) for the year ended December 31, 2008 included an impairment charge of the full value of a $26.6 million investment in corporate debt securities.  No tax benefit is expected to be realized from this impairment charge.

Olin Corporation
Segment Information(a)

	Three Months		Years Ended
	Ended December 31,		December 31,
(In millions)	2009	2008	2009	2008
Sales:
Chlor Alkali Products	$224.9	$312.8	$963.8	$1,275.4
Winchester	126.0	121.4	567.7	489.1
Total Sales	$350.9	$434.2	$1,531.5	$1,764.5
Income before Taxes:
Chlor Alkali Products(b)	$5.2	$86.5	$125.4	$328.3
Winchester	9.5	3.3	68.6	32.6
Corporate/Other:
Pension Income(c)	5.5	1.5	22.3	14.8
Environmental Income (Expense)(d)	31.2	(6.5)	58.0	(27.7)
Other Corporate and Unallocated Costs	(12.6)	(11.1)	(63.1)	(58.6)
Other Operating Income(e)	2.2	0.5	9.1	1.2
Interest Expense(f)	(6.4)	(1.8)	(11.6)	(13.3)
Interest Income	0.2	1.0	1.1	6.2
Other Income (Expense)(g)	―	0.1	0.1	(26.0)
Income before Taxes	$34.8	$73.5	$209.9	$257.5

(a)	Unaudited.
(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $4.8 million and $8.3 million for the three months ended December 31, 2009 and 2008, respectively, and $37.7 million and $39.4 million for the years ended December 31, 2009 and 2008, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the three months ended December 31, 2008 included a curtailment charge of $3.3 million associated with the transition of a portion of our Winchester hourly workforce from a defined benefit pension plan to a defined contribution pension plan.  Pension income for the year ended December 31, 2008 included a curtailment charge of $4.1 million resulting from the transition of a portion of our Winchester hourly workforce and our McIntosh, AL chlor alkali hourly workforce from a defined benefit pension plan to a defined contribution pension plan.

(d)
Environmental income (expense) for the three months and year ended December 31, 2009 included $37.0 million and $82.1 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Other operating income for the three months ended December 31, 2009 included a $1.2 million gain on the disposition of a former manufacturing facility.  Other operating income for the year ended December 31, 2009 included a $3.7 million gain on the sale of land, a $1.2 million gain on the disposition of a former manufacturing facility and $1.6 million of gains on the disposal of assets primarily associated with the St. Gabriel, LA conversion and expansion project.

(f)
Interest expense was reduced by capitalized interest of $0.6 million and $2.7 million for the three months ended December 31, 2009 and 2008, respectively, and $9.7 million and $5.0 million for the years ended December 31, 2009 and 2008, respectively.

(g)
Other income (expense) for the year ended December 31, 2008 included an impairment charge of the full value of a $26.6 million investment in corporate debt securities.  No tax benefit is expected to be realized from this impairment charge.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2009	2008
Assets:
Cash & Cash Equivalents	$458.5	$246.5
Accounts Receivable, Net	183.3	213.0
Inventories	123.8	131.4
Current Deferred Income Taxes	76.5	68.5
Other Current Assets	24.8	10.9
Total Current Assets	866.9	670.3
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,001.3 and $956.0)	695.4	629.9
Prepaid Pension Costs	4.4	―
Deferred Income Taxes	―	48.4
Other Assets	71.0	70.8
Goodwill	300.3	300.3
Total Assets	$1,938.0	$1,719.7

Liabilities and Shareholders' Equity:
Accounts Payable	$117.8	$145.6
Income Taxes Payable	―	0.6
Accrued Liabilities	193.1	253.6
Total Current Liabilities	310.9	399.8
Long-Term Debt	398.4	252.4
Accrued Pension Liability	56.6	51.5
Deferred Income Taxes	32.2	6.5
Other Liabilities	318.0	304.5
Total Liabilities	1,116.1	1,014.7
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 78.7 Shares (77.3 in 2008)	78.7	77.3
Additional Paid-In Capital	823.1	801.6
Accumulated Other Comprehensive Loss	(248.6)	(269.4)
Retained Earnings	168.7	95.5
Total Shareholders' Equity	821.9	705.0
Total Liabilities and Shareholders' Equity	$1,938.0	$1,719.7

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2009	2008
Operating Activities:
Net Income	$135.7	$157.7
Earnings of Non-consolidated Affiliates	(37.7)	(39.4)
(Gains) Losses on Disposition of Property, Plant and Equipment	(6.5)	0.7
Stock-Based Compensation	5.8	6.3
Depreciation and Amortization	71.7	69.6
Deferred Income Taxes	72.3	11.0
Qualified Pension Plan Contributions	(4.5)	―
Qualified Pension Plan Income	(21.8)	(11.6)
Impairment of Investment in Corporate Debt Securities	―	26.6
Common Stock Issued Under Employee Benefit Plans	2.1	2.7
Changes in:
Receivables	29.7	(9.5)
Inventories	7.6	(25.0)
Other Current Assets	3.6	3.8
Accounts Payable and Accrued Liabilities	(43.5)	(66.1)
Income Taxes Payable	(20.0)	(1.0)
Other Assets	(2.1)	3.8
Other Noncurrent Liabilities	10.2	(14.5)
Other Operating Activities	(2.4)	0.5
Net Operating Activities	200.2	115.6
Investing Activities:
Capital Expenditures	(137.9)	(180.3)
Proceeds from Disposition of Property, Plant and Equipment	8.5	0.6
Distributions from Affiliated Companies, Net	37.1	27.6
Other Investing Activities	4.6	(3.9)
Net Investing Activities	(87.7)	(156.0)
Financing Activities:
Long-Term Debt:
Borrowings	150.3	―
Repayments	―	(11.3)
Issuance of Common Stock	14.8	15.4
Stock Options Exercised	0.2	31.9
Excess Tax Benefits from Stock Options Exercised	―	5.5
Dividends Paid	(62.5)	(60.6)
Deferred Debt Issuance Costs	(3.3)	―
Net Financing Activities	99.5	(19.1)
Net Increase (Decrease) in Cash and Cash Equivalents	212.0	(59.5)
Cash and Cash Equivalents, Beginning of Year	246.5	306.0
Cash and Cash Equivalents, End of Period	$458.5	$246.5

(a)	Unaudited.

Olin Corporation
Quarterly Trend Data(a)

	2009
	First	Second	Third	Fourth	Total
(In millions, except per share amounts)	Quarter	Quarter	Quarter	Quarter	Year
Sales	$400.6	$383.0	$397.0	$350.9	$1,531.5
Income before Taxes	74.4	44.8	55.9	34.8	209.9
Depreciation and Amortization	16.6	16.8	17.1	21.2	71.7
Capital Expenditures	49.8	37.8	34.7	15.6	137.9
Dividends Paid	15.5	15.6	15.6	15.8	62.5
Total Debt to Total Capitalization	25.0%	24.1%	32.5%	32.6%	32.6%
Diluted Income Per Common Share	$0.60	$0.36	$0.50	$0.28	$1.73
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	77.6	78.1	78.6	78.9	78.3

	2008
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Sales	$399.1	$428.3	$502.9	$434.2	$1,764.5
Income before Taxes	58.9	54.8	70.3	73.5	257.5
Depreciation and Amortization	17.3	17.6	17.3	17.4	69.6
Capital Expenditures	23.1	39.3	61.0	56.9	180.3
Dividends Paid	14.9	15.0	15.2	15.5	60.6
Total Debt to Total Capitalization	26.6%	25.6%	24.2%	26.4%	26.4%
Diluted Income Per Common Share	$0.50	$0.47	$0.49	$0.61	$2.07
Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
Average Common Shares Outstanding - Diluted	75.0	75.4	76.7	77.4	76.1

(a)	Unaudited.